EXHIBIT 99.1

Contact:   Susan E. Moss

Vice President, Communications

(502) 596-7296

KINDRED HEALTHCARE ANNOUNCES RETIREMENT

OF LONG-TIME CFO RICHARD A. LECHLEITER

LOUISVILLE, Ky. (July 10, 2013) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced that Richard A. Lechleiter, Executive Vice President and Chief Financial Officer, will retire from the Company effective January 15, 2014. Kindred intends to conduct a national search to replace Mr. Lechleiter.

Mr. Lechleiter joined the Company and became an officer in 1995 when its annual revenues approximated $400 million. He has served as Kindred’s Chief Financial Officer for over 11 years.

“It is hard to overstate the contributions that Rich has made to our organization over the past 18 years,” said Paul J. Diaz, Chief Executive Officer of Kindred. “Rich has earned a stellar reputation for Kindred’s industry leading financial reporting and transparency, and he has led the successful financing of the Company’s significant growth during his long tenure. He also has played a critical role in developing our Support Center services that have enabled us to successfully integrate our development and acquisition activities over many years.”

Mr. Diaz added, “I want to thank Rich for his dedication and commitment to our mission of providing quality patient care and for being a great partner to me personally over the last 10 years. For all of my colleagues at Kindred, we wish Rich and his family all the best.”

Edward L. Kuntz, Chairman of the Kindred Board of Directors, commented, “I want to thank Rich for his long standing service to the Company and the exemplary leadership he has provided over his tenure. His tireless commitment and well-thought insights throughout his career have helped us grow into a leading post-acute care provider in the country.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-125 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $6 billion and approximately 76,000 employees in 46 states. At March 31, 2013, Kindred through its subsidiaries provided healthcare services in 2,169 locations, including 116 transitional care hospitals, six inpatient rehabilitation hospitals, 204 nursing centers, 24 sub-acute units, 101 Kindred at Home hospice, home health and non-medical home care locations, 103 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,615 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for five years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

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